EXECUTION COPY











                          AGREEMENT AND PLAN OF MERGER




                            Dated as of May 29, 2001




                                      Among



                                CHRISTIAN DALLOZ,



                             DANIEL U. S. SUB, INC.



                                       and



                                 BACOU USA, INC.







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                                TABLE OF CONTENTS



                                                                           Page

                                    ARTICLE I

                                   The Merger

SECTION 1.01.     The Merger..................................................2
SECTION 1.02.     Closing.....................................................2
SECTION 1.03.     Effective Time..............................................2
SECTION 1.04.     Effects ....................................................3
SECTION 1.05.     Certificate of Incorporation
                    and By-Laws...............................................3
SECTION 1.06.     Directors...................................................3
SECTION 1.07.     Officers ...................................................3


                                   ARTICLE II

                       Effect on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

SECTION 2.01.     Effect on Capital Stock.....................................3
SECTION 2.02.     Exchange of Certificates................................... 5


                                   ARTICLE III

                  Representations and Warranties of the Company

SECTION 3.01.     Organization, Standing and Power........................... 8
SECTION 3.02.     Authority; Execution and Delivery;
                    Enforceability............................................8
SECTION 3.03.     Consents....................................................9
SECTION 3.04      SEC Documents............................................. 10
SECTION 3.05.     Absence of Certain Changes or Events...................... 11


                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

SECTION 4.01.     Organization, Standing and Power ..........................12
SECTION 4.02.     Authority; Execution and Delivery;
                    Enforceability.......................................... 12
SECTION 4.03.     Consents ................................................. 13
SECTION 4.04.     Broker's or Finder's Fee.................................. 13
SECTION 4.05.     Financing................................................. 13



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                                    ARTICLE V

                    Covenants Relating to Conduct of Business

SECTION 5.01.     Conduct of Business........................................14
SECTION 5.02.     No Solicitation............................................18


                                   ARTICLE VI

                              Additional Agreements

SECTION 6.01.     Preparation of Proxy Statement;
                    Stockholder Meeting......................................20
SECTION 6.02.     Access to Information; Confidentiality.....................21
SECTION 6.03.     Reasonable Best Efforts; Notification......................21
SECTION 6.04.     Stock Options..............................................22
SECTION 6.05.     Benefit Plans..............................................24
SECTION 6.06.     Indemnification, Exculpation
                    and Insurance............................................24
SECTION 6.07.     Fees and Expenses..........................................25
SECTION 6.08.     Public Announcements.......................................26
SECTION 6.09.     Transfer Taxes.............................................26


                                   ARTICLE VII

                              Conditions Precedent

SECTION 7.01.     Conditions to Each Party's Obligations
                    To Effect the Merger.....................................26
SECTION 7.02.     Conditions to Obligations of Parent
                    and Sub..................................................27
SECTION 7.03.     Condition to Obligations of the Company....................28


                                  ARTICLE VIII

                        Termination, Amendment and Waiver

SECTION 8.01.     Termination................................................28
SECTION 8.02      Effect of Termination......................................29
SECTION 8.03.     Amendment..................................................29
SECTION 8.04.     Extension; Waiver..........................................30




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                                                                              4

                                   ARTICLE IX

                               General Provisions

SECTION 9.01.     Nonsurvival of Representations and
                    Warranties...............................................30
SECTION 9.02.     Notices....................................................30
SECTION 9.03.     Definitions................................................31
SECTION 9.04.     Interpretation.............................................32
SECTION 9.05.     Severability...............................................32
SECTION 9.06.     Counterparts...............................................32
SECTION 9.07.     Entire Agreement; No Third-Party
                    Beneficiaries............................................32
SECTION 9.08.     Governing Law..............................................32
SECTION 9.09.     Assignment.................................................32
SECTION 9.10.     Enforcement............................................... 33




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                    AGREEMENT AND PLAN OF MERGER dated as of May 29, 2001, among
               CHRISTIAN DALLOZ, a societe anonyme duly incorporated and legally existing under the laws of the Republic of France ("Parent"), DANIEL U. S. SUB, INC., a Delaware corporation ("Sub"), and a wholly owned subsidiary of Parent, and BACOU USA, INC., a Delaware corporation (the "Company"), and a majority-owned subsidiary of BACOU SA, a societe anonyme duly incorporated and legally existing under the laws of the Republic France (the "Principal Company Stockholder").


          WHEREAS the Board of Directors of Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), whereby each issued and outstanding share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") not owned by Parent, Sub, the Company or the Principal Company Stockholder, shall be converted into the right to receive $28.50 in cash;

          WHEREAS an oversight committee (the "Oversight Committee") of independent members of the Board of Directors of the Company (the "Company Board") has (i) approved this Agreement and the Merger, (ii) recommended the approval of this Agreement and the Merger by the Company Board and (iii) determined that this Agreement and the Merger are advisable and in the best interests of the Company and each of the holders of the Company Common Stock other than the Principal Company Stockholder;

          WHEREAS the Company Board, subsequent to the recommendation of the Oversight Committee, has (i) approved the Merger and this Agreement, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the Company and each of the holders of the Company Common Stock other than the Principal Company Stockholder and (iii) recommended the adoption of this Agreement by each of the holders of the Company Common Stock other than the Principal Company Stockholder;

          WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and the Principal Company Stockholder are entering into an agreement (the "Company Stockholder Agreement") pursuant to which the Principal


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                                                                              2

Company Stockholder will agree to take specified actions in furtherance of the Merger; and

          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


          NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                                   The Merger

          SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the location of, and immediately prior to, the closing of the Contribution Agreement (as defined in the Master Agreement dated as of the date hereof relating to the combination of Parent and the Company Principal Stockholder (the "Master Agreement")), as soon as practicable after (a) all the conditions set forth in Article VII shall have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof) and
(b) all the conditions precedent to the consummation of the Contribution Agreement, other than the Merger, shall have been satisfied or waived, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          SECTION 1.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall file with the


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                                                                              3

Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

          SECTION 1.04. Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


                                   ARTICLE II

                       Effect on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any


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                                                                              4

action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancelation of Certain Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any subsidiary of the Company or Parent (other than Sub) shall automatically be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation. Each share of the Company Common Stock that is owned by the Principal Company Stockholder shall remain outstanding as a share of common stock of the Surviving Corporation.

          (c) Conversion of Company Common Stock. (i) Except as otherwise provided in Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $28.50 in cash.

          (ii) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, but only to the extent required by DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares ("Appraisal Shares") in connection with the Merger pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to such consideration as may be determined


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to be due to such dissenting stockholders pursuant to Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company, reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock converted pursuant to Section 2.01(c). Immediately after the Effective Time, Parent shall provide to the Paying Agent cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other docu ments as may reasonably be required by the Paying Agent, the


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holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, payable pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.01(c). If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged or otherwise treated as provided in this Article II.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore


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complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

          (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable law.

          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $1,000,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments. Any interest and other income resulting from such investments shall be paid to Parent.

          (g) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law.

          (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided, however, that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.




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                                   ARTICLE III

                  Representations and Warranties of the Company

          The Company represents and warrants to Parent and Sub that, except as set forth in the Schedules to this Agreement and as disclosed in Company SEC
Documents:

          SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate or other power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated hereby or a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any such effect arising out of or resulting from
(i) changes in general economic conditions, (ii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate and
(iii) facts or events that are primarily and directly attributable to the announcement of this Agreement and the transactions contemplated hereby (a "Company Material Adverse Effect"). The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

          SECTION 3.02. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated


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hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (as defined in Section 6.01(b)). Except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. The Company has duly executed and delivered this Agreement, and, assuming its due execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (b) The Oversight Committee has (i) approved this Agreement and the Merger, (ii) recommended the adoption of this Agreement and the Merger by the Company Board and (iii) determined that this Agreement and the Merger are advisable and in the best interests of the Company and each of the holders of the Company Common Stock other than the Principal Company Stockholder. The Company Board, after a unanimous recommendation of the Oversight Committee, at a meeting duly called and held, has (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and each of the holders of the Company Common Stock other than the Principal Company Stockholder, (ii) approved this Agreement and the Merger in accordance with the requirements of the DGCL, (iii) resolved to recommend the adoption of this Agreement and the Merger by its stockholders other than the Principal Company Stockholder and (iv) adopted resolutions and taken all necessary actions to terminate the Letter Agreement dated July 13, 2000, among Jacqueline Maggi Bacou, Christophe Bacou, Philippe Bacou, Veronique Mirabel and the Company. UBS Warburg has delivered to the Oversight Committee its opinion that the consideration to be paid in the Merger to each of the holders of the Company Common Stock other than the Principal Company Stockholder is fair to such holder from a financial point of view ("UBS Warburg Fairness Opinion").

          SECTION 3.03. Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or


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foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (B) the merger regulations of the Republic of Ireland (the "Irish Merger Regulation"), (ii) the filing with the SEC of (A) a proxy statement or an information statement, as the case may be, relating to the adoption of this Agreement by the Company's stockholders (the "SEC Statement") and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the taxes described in Section 6.09, (v) filings under any applicable state takeover law and (vi) such other items (A) that may be required under the applicable law of any foreign country,
(B) required solely by reason of the participation of Parent (as opposed to any third party) in the transactions contemplated hereby or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.04. SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since December 31, 1997 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in


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                                                                             11

order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 3.05. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in connection with the transactions contemplated by this Agreement, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

          (iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

          (iv) except as set forth in Schedule 5.01(a)(v), (A) any granting by the Company or any Company Subsidiary to any director, officer or employee of the Company or any Company Subsidiary of any material increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements or benefit plans in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any material increase in severance or termination pay, except in the ordinary course of business consistent with past practice or as was required under any employment, severance or termination agreements or benefit plans in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any material


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                                                                             12

     amendment of, any employment, severance or termination agreement with any such director, officer or employee, except in the ordinary course of business, consistent with past practice; or

          (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by GAAP.


                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

          Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

          SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

          SECTION 4.02. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject to receiving approval of the Parent stockholders (the "Parent Stockholder Approval") in connection with the consummation of the French Transactions (as defined in the Master Agreement), to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to receipt of the Parent Stockholder Approval. Except for the Parent Stockholder Approval, no other corporate action on the part of either Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of them of the transactions contemplated hereby. Parent, as sole stockholder of Sub, has, simultaneously with the execution and delivery of this Agreement, adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming its due execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          SECTION 4.03. Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent or Sub or any Subsidiary of Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the HSR Act and (B) the Irish Merger Regulation, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Sub is qualified to do business, (iii) such filings as may be required in connection with the taxes described in Section 6.09, (iv) filings under applicable state takeover law and (v) such other items (A) that may be required under the applicable law of any foreign country, (B) required solely by reason of the participation of Parent (as opposed to any third party) in the transactions contemplated hereby or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger and the other transactions contemplated hereby.

          SECTION 4.04. Broker's or Finder's Fee. Except for Rotschild & Cie (whose fees and expenses as financial advisor to Parent and Sub shall be paid by Parent or Sub), no agent, broker, Person or firm acting on behalf of Parent or Sub is, or shall be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          SECTION 4.05. Financing. Parent has or shall have, or shall have financing commitments in place, at such time or times as such funds may be required, sufficient financing (i) to pay any fees and expenses in connection with the transactions contemplated hereby, (ii) to satisfy the obligations to pay any existing indebtedness that is required to be repaid by the Company or any Company Subsidiary as a result of the transactions contemplated hereby and (iii) to provide to Sub sufficient funds in full to consummate the Merger in accordance with this Agreement.


                                    ARTICLE V

                    Covenants Relating to Conduct of Business

          SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except as otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distri butions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or author ize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) except for the financings contemplated in connection with this Agreement and the French Transactions, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of Company stock options in accordance with the terms of such options as in effect on the date of this Agreement);

          (iii) amend its certificate of incorporation, by- laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets other than immaterial assets in the ordinary course of business consistent with past practice;

          (v) except as set forth in Schedule 5.01(a)(v), (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements or benefit plans in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents and except in the ordinary course of business consistent with past practice, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement or benefit plans in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents and except in the ordinary course of business consistent with past practice, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, except in the ordinary course of business consistent with past practice, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company benefit plan, except in the ordinary course of business consistent with past practice or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company benefit plan;

          (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by GAAP;

          (vii) directly or indirectly sell, lease, license, sell and leaseback, or subject to any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") or otherwise dispose of any of its properties or assets or any interest therein, except sales of immaterial assets in the ordinary course of business consistent with past practice and except in connection with the financings relating to this Agreement and the French Transactions;

          (viii) (A) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and repayments incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any Company Subsidiary, and other than in connection with the financings relating to this Agreement and the French Transactions;

          (ix) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party, except in connection with the financings relating to this Agreement and the French Transactions; or

          (x) authorize any of, or commit or agree to take any of, the foregoing actions, except in connection with the financings relating to this Agreement and the French Transactions.

          (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied.

          (c) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) timely file all material tax returns ("Post-Signing Returns") required to be filed by it; (ii) timely pay all material taxes due and payable in respect of such Post- Signing Returns that are so filed; (iii) accrue a reserve in its books and records and financial statements in accordance with past practice for all material taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any Company Subsidiary in respect of any material tax and not settle or compromise any such Action without Parent's consent; (v) not make any material tax election without Parent's consent; and (vi) cause any and all existing tax sharing agreements, arrangements and practices with respect to taxes to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is otherwise bound to be terminated as of the Closing Date so that after such date neither the Company nor any Company Subsidiary shall have any further rights or liabilities thereunder.

          (d) Advice of Changes; Filings. The Company shall (i) confer with Parent on a regular and frequent basis to report on operational matters and other matters requested by Parent and (ii) promptly advise Parent orally and in writing of any change or event that would reasonably be expected to have a Company Material Adverse Effect. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

          SECTION 5.02. No Solicitation. (a) Except as provided below, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of, the Company or any Company Subsidiary to, during the period from the date of this Agreement to the Effective Time, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(d)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal. Notwithstanding the foregoing, if the Company, the Company Board or the Oversight Committee, without being in violation of the terms of this Section 5.02(a), receives an unsolicited bona fide proposal from any Person or group with respect to a Company Takeover Proposal which could reasonably be expected to result in a Superior Proposal, then the Company may, directly or indirectly, furnish information and access to such Person or group pursuant to an appropriate confidentiality agreement, and may participate in discussions and negotiations with such Person or group.

          (b) Except as provided below, neither the Company Board nor any committee thereof shall, from the date of this Agreement to the earlier to occur of the termination of this Agreement and the Effective Time, (i) withdraw or modify in a manner adverse to Parent or Sub, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Stockholder Approval, the Company Board receives a Superior Proposal and as a result thereof the Oversight Committee determines in good faith, after receipt of advice of its outside legal counsel, that failure to take such action would constitute a breach of the Company Board's fiduciary duties to the Company's stockholders under applicable law, the Oversight Committee (and the Company Board acting on the recommendation of the Oversight Committee) may withdraw or modify its approval or recommendation of this Agreement and the Merger and disclose such withdrawal or modification to the Company's stockholders.

          (c) The Company shall promptly advise Parent of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, occurring during the period from the date of this Agreement to the earlier of the termination of this Agreement and the Effective Time, and the identity of the person making any such Company Takeover Proposal or inquiry, including any change to the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status (including any change to the details) of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

          (d) For purposes of this Agreement, "Company Takeover Proposal" means
(i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 15% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement and other than any acquisition transaction permitted by Section 5.01. For the purposes of this Agreement, "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash, all of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company to be followed by a pro rata distribution of the sale proceeds to the stockholders of the Company, that (i) provides holders of the Company Common Stock with per share consideration that the Oversight Committee determines in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by holders of Company Common Stock in the Merger, (ii) is determined by the Oversight Committee in its good faith judgment, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the person making the proposal and the expected timing to complete the proposal), (iii) does not, in the definitive acquisition agreement, contain any "due diligence" conditions, and (iv) has not been obtained by or on behalf of the Company in violation of this Section 5.02.

          (e) Notwithstanding any provision of this Agreement to the contrary, the Company Board shall be permitted, to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Company Takeover Proposal, or make any other disclosure required by applicable law, so long as any such disclosure rejects any Company Takeover Proposal and reaffirms the Company Board's recommendation of the transactions contemplated by this Agreement, subject to Section 5.02(b) hereof. For avoidance of doubt, none of the Company, the Company Board or the Oversight Committee may terminate this Agreement as a result of the existence of a Superior Proposal.

                                   ARTICLE VI

                              Additional Agreements

          SECTION 6.01. Preparation of SEC Statement; Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC an information statement on Schedule 14C and an information statement on Schedule 13E-3 (collectively referred to herein as the "Information Statement") in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the SEC Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the SEC Statement. The Company shall not mail any SEC Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          (b) In the event that the Company and Parent are informed by the SEC that the SEC plans to review the Information Statement, the Company and Parent may, in Parent's sole discretion, elect to file the SEC Statement as a proxy statement instead of an Information Statement and, as soon as practicable thereafter, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the adoption of this Agreement by such stockholders (such adoption, whether obtained at the Company Stockholders Meeting or by written consent in lieu of the Company Stockholders Meeting, the "Company Stockholder Approval"). Except as permitted by Section 5.02(b), the proxy statement shall include (i) the recommendation of the Oversight Committee to the Company stockholders in favor of the Company Stockholder Approval and (ii) the recommendation of the Company Board to the Company stockholders in favor of the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

          SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated August 11, 2000, between the Company and Parent (the "Confidentiality Agreement").

          SECTION 6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

          (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, conditions or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 6.04. Stock Options. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all Company Employee Stock Options to provide that each Company Employee Stock Option outstanding at the Effective Time shall become fully exercisable and vested and shall not give the holder thereof the right to receive any capital stock of the Company or the Surviving Corporation after the Effective Time or to receive from the Company or the Surviving Corporation any consideration other than, in the case of the exercise of any Company Employee Stock Option, cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Employee Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Employee Stock Option.

          (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes and shall be paid without interest. The Company shall use its reasonable best efforts to obtain all consents of the holders of the Company Employee Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Employee Stock Option until all necessary consents are obtained.

          (c) The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Employee Stock Option or any participant in any Company Stock Plan or other Company benefit plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

          (d) In this Agreement:

          "Company Employee Stock Option" means any option, whether or not then fully exercisable or vested, to purchase Company Common Stock granted under any Company Stock Plan.

          "Company Stock Plans" means the Company 1996 Stock Incentive Plan, the Company 1996 Non-Employee Director Stock Option Plan, the 1998 Howard S. Leight Stock

     Option Plan and the Bonus and Option Plan for CEO, COO and CFO of the Company for 2000.

          SECTION 6.05. Benefit Plans. (a) From the Effective Time until December 31, 2001, Parent shall either (i) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company benefit plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide wages, salaries, bonuses and other benefits to employees of the Company and the Company Subsidiaries that are at least equal to the current benefits received by such employees.

          (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, bonus, commission, severance and termination agreements, plans and policies.

          (c) With respect to any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, maintained by Parent or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

          SECTION 6.06. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and each Company Subsidiary as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) shall be assumed by the Surviving Corporation, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall cause the Surviving Corporation to perform in a timely manner all of its obligations with respect to such indemnification, advancement and rights, including, if necessary, providing to the Surviving Corporation any funds necessary to ensure that such obligations of the Surviving Corporation are satisfied.

          (b) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, assumes the obligations set forth in this Section 6.06, and in such event all references to Parent or the Surviving Corporation, as the case may be, in this Section 6.06 shall be deemed a reference to such successor and assign.

          (c) For six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 6.06(c); provided, however, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.06(c) in excess of 200% of the amount of the aggregate premiums payable by the Company for 2001 for such purpose (which 2001 premiums are hereby represented and warranted by the Company to be $197,305); provided further, however, that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 200% amount.

          SECTION 6.07. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid in accordance with the provisions of the Master Agreement (as defined in Section 7.01(c)); provided, however, that the Company shall be responsible for the reasonable costs and expenses of the Oversight Committee

(including reasonable costs and expenses of its legal counsel and financial advisors).

          SECTION 6.08. Public Announcements. None of Parent, Sub or the Company shall issue any press release or make any other public statements with respect to the Merger or any other transaction contemplated hereby other than in accordance with the Master Agreement, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated hereby shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes.


                                   ARTICLE VII

                              Conditions Precedent

          SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

          (b) No Injunctions or Restraints. No order or injunction issued by any court of competent jurisdiction or other law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

          (c) French Transactions. All the conditions precedent to the consummation of the Contribution Agreement, other than the Merger, shall have been satisfied or waived in accordance with the terms and conditions of the Master Agreement.

          SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

          (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success and which if successful would have a Company Material Adverse Effect,
(i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to Parent, Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other transaction contemplated hereby, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, taken as a whole.

          (d) Employment Agreements. The termination agreements specified in
Schedule 5.01(a)(v) shall have been satisfied.

          SECTION 7.03. Condition to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received certificates signed on behalf of each of Parent and Sub by their respective chief executive officer or chief financial officer to such effect.

          (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of each of Parent and Sub by their respective chief executive officer or chief financial officer to such effect.


                                  ARTICLE VIII

                        Termination, Amendment and Waiver

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Merger is not consummated on or before December 31, 2001 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Merger has not been consummated by such date;

               (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

               (iv) if the agreements, including the Master Agreement, forming or governing the French Transactions are terminated in accordance with their terms; or

          (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants (including Section 5.02) contained in this Agreement, which breach or failure to perform (other than a breach of Section 5.02) (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach.

          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful breach by a party of any representation, warranty or covenant set forth in this Agreement.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                   ARTICLE IX

                               General Provisions

          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and none of the covenants contained in
Section 5.01(c) shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agree ment shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

              Christian Dalloz
              63 bis, Boulevard Bessieres
              75017 Paris
              FRANCE

              Attention:

              with a copy to:

              Cravath, Swaine & Moore
              Worldwide Plaza
              825 Eighth Avenue
              New York, NY 10019

              Attention:  Ronald Cami, Esq.

              with an additional copy to:

              Bredin Prat
              130 rue du Faubourg Saint-Honore
              75008 Paris
              FRANCE

              Attention:  Elena Baxter

              (b) if to the Company, to

              Bacou USA, Inc.
              10 Thurber Blvd.
              Smithfield, RI 02917

              Attention:  Philip B. Barr

              with a copy to:

              White & Case LLP
              1155 Avenue of the Americas
              New York, NY 10036-2787

              Attention:  Timothy B. Goodell, Esq.

          SECTION 9.03. Definitions. For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Master Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and under standings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II, Section 6.04 and Section 6.06 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

          SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by opera tion of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Delaware state court or any Federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

          IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                       CHRISTIAN DALLOZ,

                                       by
                                         --------------------------
                                         Name:
                                         Title:


                                       DANIEL U. S. SUB, INC.,

                                       by
                                         --------------------------
                                         Name:
                                         Title:


                                       BACOU USA, INC.,

                                       by
                                         -------------------------
                                         Name:
                                         Title:

                                                                      EXHIBIT A



                          CERTIFICATE OF INCORPORATION

                                       OF

                              SURVIVING CORPORATION


                                    ARTICLE I

          The name of the corporation (hereinafter called the "Corporation") is BACOU USA, INC.

                                   ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is CT Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

          The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

                                    ARTICLE V

          The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

                                   ARTICLE VI

          In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

                                   ARTICLE VII

          Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

                                  ARTICLE VIII

          To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director. Any repeal or modification of the foregoing provision of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

          Each person who is or was or had agreed to become a director, officer, employee or agent of the Corporation or any subsidiary or parent of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law from and against any and all expenses and liabilities that may be imposed upon or incurred by such person in connection with, or as a result of, any proceeding in which such person may become involved, as a party or otherwise, by reason of the fact that such person is or was such a director, officer, employee or agent of the Corporation or any subsidiary or parent of the Corporation, or, at the Corporation's request, a director, officer, partner, member, employee or agent of another entity, whether or not such person continues to be such at the time such expenses and liabilities shall have been imposed or incurred.